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News Release
For Immediate Release


                DELTEK COMPLETES ACQUISITION OF HARPER AND SHUMAN

McLean, Virginia, June 1, 1998 -- Deltek Systems, Inc. (Nasdaq: DLTK), a leading provider of advanced software for project-oriented businesses, today announced that it had completed the acquisition of Harper and Shuman, Inc. on May 29, 1998. The acquisition, first announced on May 27, 1998, will support Deltek's strategy of providing business solutions to architectural and engineering firms.

About Deltek:

Deltek Systems, Inc. (NASDAQ: DLTK) designs, develops and supports software for project-oriented businesses. Deltek's enterprise-level solutions encompass financial and project accounting, materials management, human resources and payroll administration, employee timekeeping, project and resource management, and executive information distribution. Deltek's full range of related services include implementation assistance, consulting, training, software maintenance and telephone support. A leader in providing project-oriented solutions since 1983, Deltek serves thousands of project-oriented companies word-wide.

Industries using Deltek products include aerospace and defense, architecture and design, biotechnology, computer services, consulting services, construction, engineering, environmental, US federal government, government contracting, high technology, laboratories, make-to-order manufacturing, not-for-profit professional services, public relations and marketing, research and development, shipbuilding and marine services, software development, systems integration, and technical services.

Deltek is headquartered in McLean, Virginia, with offices in San Jose, California, Denver, Colorado, St. Louis, Missouri, and London, England. Product and service information is located on the Word Wide Web at www.deltek.com.

Contact:
Babette J. Aller
Investor Relations
703-734-8606 x4444
baller@deltek.com